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                                                               EXHIBIT 99(c)(28)


                        AMENDMENT TO EXECUTIVE SEVERANCE
                               BENEFITS AGREEMENT


        This Amendment (the "AMENDMENT") to that certain Executive Severance Benefits Agreement entered into between John C. Kingery ("EXECUTIVE") and Oacis Healthcare Systems, Inc. ("OHS") and Oacis Healthcare Holdings Corp. ("OHC," or collectively with OHS, the "COMPANY") on October 13, 1998 (the "AGREEMENT") is entered into this 20th day of February 1999 between Executive and the Company. This Amendment is intended to amend the Agreement to provide certain compensation and benefits to Executive in the event a sale of the Company to Science Applications International Corporation ("SAIC") is consummated, which compensation and benefits are different from the compensation and benefits to which Executive might otherwise be entitled under the Agreement. Defined terms in this Amendment have the same meaning they are given in the Agreement.

        The Company and Executive hereby agree as follows:

        1. The Agreement is hereby amended to add a new Section 2.6 to the Agreement as follows:

               2.6 Anything in the Agreement to the contrary notwithstanding, in the event a sale of the Company to SAIC is consummated and Executive's employment is terminated due to an Involuntary Termination Without Cause or a Constructive Termination with the time period set forth in Section 2.1 of the Agreement (the "SALE");

               (a) Sections 2.2, 2.3 and 2.4 of the Agreement shall have no force or effect and Executive shall not be entitled to any of the severance benefits set forth in those sections;

               (b) The Company shall pay to Executive, in lump sum, severance in the gross amount of $325,000.00, less all required tax withholding, within thirty (30) days of the closing of the Sale;

               (c) Provided that Executive elects continued coverage under federal COBRA law, the Company shall pay the premiums of Executive's group health insurance coverage, including coverage for Executive's eligible dependents, for up to twelve (12) months or until the effective date of Executive's coverage by a health plan of a subsequent employer, whichever occurs first. For the balance of the period that Executive is entitled to coverage under federal


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COBRA law, Executive shall be entitled to maintain such coverage at Executive's own expense.

        2. Except as amended by Paragraph 1 of this Amendment, this Agreement remains in full force and effect.

        IN WITNESS WHEREOF, the parties have executed this Amendment on the date set forth above.

OACIS HEALTHCARE SYSTEMS, INC.              JOHN C. KINGERY

By:    /s/ JIM MCCORD                       /s/ JOHN C. KINGERY
   -----------------------------------      -------------------------------
Name:   Jim McCord
     ---------------------------------
Title:  Chief Executive Officer
      --------------------------------


OACIS HEALTHCARE HOLDINGS CORP.

By:    /s/ JIM MCCORD
   -----------------------------------
Name:   Jim McCord
     ---------------------------------
Title:  Chief Executive Officer
      --------------------------------


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